SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SpectraSite, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To the Stockholders of SpectraSite, Inc.

      Thank you for your ongoing support of and continued interest in SpectraSite, Inc. I am pleased to invite you to attend the Annual Meeting of Stockholders of SpectraSite, Inc. to be held at the offices of SpectraSite, Inc., 400 Regency Forest Drive, Cary, NC 27511, on May 25, 2004 at 10:00 a.m., local time.

      The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting. You may also access the Notice of Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.spectrasite.com under “Investors/ SEC Filings.” Please read the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement so you will be informed about the business to come before the meeting.

      Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. You may, of course, revoke your proxy by notice in writing to SpectraSite’s Secretary at any time before the proxy is voted.

Sincerely,

Stephen H. Clark
President, Chief Executive Officer and
Chairman of the Board of Directors

SPECTRASITE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2004

To the Stockholders of SpectraSite, Inc.

      The Annual Meeting of the holders of common stock of SpectraSite, Inc. will be held at the offices of SpectraSite, Inc., 400 Regency Forest Drive, Cary, NC 27511, on May 25, 2004 at 10:00 a.m., local time:

1.	To elect four members of the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP, independent certified public accountants, as the independent auditors for the year ending December 31, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed April 16, 2004 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of SpectraSite’s common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof as described in the Proxy Statement.

      SpectraSite’s Annual Report to Stockholders for the year ended December 31, 2003 is enclosed.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

John H. Lynch
Vice President, General Counsel and Secretary

This notice of annual meeting, proxy statement and form of proxy are being distributed on or about April 23, 2004 to SpectraSite stockholders of record.

i

ii

SPECTRASITE, INC.

400 Regency Forest Drive
Cary, North Carolina 27511

PROXY STATEMENT

       The Board of Directors of SpectraSite, Inc. is furnishing this Proxy Statement to solicit proxies for use at SpectraSite’s Annual Meeting of Stockholders (the “2004 Annual Meeting”), to be held on May 25, 2004 at 10:00 a.m., local time, at the offices of SpectraSite, Inc., 400 Regency Forest Drive, Cary, NC 27511, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted as outlined below.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At our 2004 Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of the Company’s independent auditors. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the meeting?

      Only stockholders of record at the close of business on April 16, 2004, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of SpectraSite common stock?

      Each outstanding share of SpectraSite common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend the 2004 Annual Meeting. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the votes represented by the common stock issued and outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as withheld or abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

      If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations regarding the agenda items?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominees for the Board of Directors (see Proposal 1); and

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2004 (see Proposal 2).

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How are votes counted?

      In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board.

What vote is required to approve each item?

      Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. In other words, the four persons receiving the highest number of “FOR” votes at the 2004 Annual Meeting will be elected as directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Items. For each other item, the affirmative “FOR” vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What happens if additional matters are presented at the annual meeting?

      Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2004 Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Who will bear the cost of soliciting votes for the annual meeting?

      SpectraSite is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. SpectraSite has engaged a proxy solicitation firm to assist the Company in soliciting proxies, for which it will pay a fee of $5,000 plus reasonable distribution costs and expenses.

Where can I find the voting results of the annual meeting?

      We intend to announce preliminary voting results at the 2004 Annual Meeting and publish the final results in our Quarterly Report on Form 10-Q for the fiscal period ending June 30, 2004.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

      At the 2004 Annual Meeting, four directors are nominated to be elected to hold office until the Company’s next annual meeting of stockholders or until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. The four directors nominated for election at the 2004 Annual Meeting of Stockholders are: Stephen H. Clark, Paul M. Albert, Jr., Robert Katz and Richard Masson. The persons named as proxies intend (unless authority is withheld) to vote for the election of all of the nominees as directors.

      If at the time of the 2004 Annual Meeting any of the nominees is unable or unwilling to serve as a director of SpectraSite, the persons named in the proxy intend to vote for such substitutes as may be nominated by our Board of Directors. Our Board knows of no reason why any nominee for director would be unable to serve as director.

      The Board of Directors recommends a vote “FOR” the election of all of the nominees.

DIRECTORS

Directors and Nominees

      The following table sets forth information regarding our directors and nominees:

Name	Age	Position

Stephen H. Clark	59	President, Chief Executive Officer, Chairman of the Board and Nominee
Paul M. Albert, Jr.	61	Director and Nominee
Robert Katz	37	Director and Nominee
Richard Masson	45	Director and Nominee

      Stephen H. Clark is President, Chief Executive Officer and Chairman of the Board of Directors of SpectraSite. He has been a director of SpectraSite since its formation in May 1997 and Chairman since September 2002. Mr. Clark has over 25 years of general management experience in high growth companies in the communications, technology and manufacturing sectors.

      Paul M. Albert, Jr. has been a director of SpectraSite since February 2003. Mr. Albert is a corporate director, a finance and capital markets consultant primarily engaged in educating bankers at global financial institutions, and a private investor. He has been a director of DigitalGlobe, Inc. since April 1999 and prior to the sale of the companies was a director of CAI Wireless Systems from December 1998 to August 1999 and Teletrac Inc. from December 1999 to April 2001. In his capacity as a corporate director he has served on audit, compensation, finance, and governance committees, often as committee chairman, and is a director of the New York Chapter of the National Association of Corporate Directors. From 1970 to 1996 he was an investment banker, holding senior officer positions at Morgan Stanley & Co. and Prudential Securities.

      Robert Katz has been a director of SpectraSite since February 2003. Mr. Katz has been associated with Apollo Management, L.P. since 1990. Mr. Katz is also a director of Vail Resorts, Inc.

      Richard Masson has been a director of SpectraSite since February 2003. Mr. Masson is a Principal and co-founder of Oaktree Capital Management, LLC, an investment advisory firm with over $25 billion of assets under management. Until January 2004, he served as co-Head of Research for their distressed debt funds. Prior to joining Oaktree, Mr. Masson was the head of the Special Credits analytic group at The TCW Group, Inc.

Directors’ Compensation

      For fiscal 2003, directors who are not executive officers received an annual fee of $25,000 and $1,000 for each Board meeting that they attended. Each Audit Committee member received an annual fee of $20,000 and the chairman of the Audit Committee received an additional annual fee of $5,000. Each member of the Compensation Committee and the Nominating and Governance Committee received $500 for each meeting attended and no more than $2,000 annually. The chairpersons of the Compensation Committee and the Nominating and Governance Committee received an additional annual fee of $5,000. Directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees. As compensation for their commencement of providing services as members of the Board in March 2003, each of our non-employee directors received an initial grant of 10,000 stock options with an exercise price equal to the fair market value of our common stock on the date of grant, which vest over a period of approximately three years.

      For fiscal 2004, directors who are not executive officers shall receive an annual fee of $25,000 and $1,000 for each Board meeting they attend. In addition, each Audit Committee member shall receive an annual fee of $10,000 and the chairperson of the Audit Committee shall receive an annual fee of $15,000. Each Nominating and Governance Committee member and Compensation Committee member shall receive an annual fee of $2,000 and the chairpersons of the Nominating and Governance Committee and Compensation Committee shall receive an annual fee of $5,000. Directors shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending the meetings of the Board and its committees. As compensation for their commencement of providing services as members of our Board during 2004 and thereafter, non-employee directors shall receive an initial grant of 5,000 stock options with an exercise price equal to the fair market value of our common stock on the date of grant, of which 1,000 of such stock options shall vest immediately with the remaining stock options vesting monthly over thirty-six months. In addition, as soon as practicable upon or subsequent to each anniversary of a director joining our Board, each non-employee director shall receive an annual grant of 2,000 stock options with an exercise price equal to the fair market value of our common stock on the date of grant. These options shall be fully vested immediately upon granting.

      One of our directors in fiscal 2003, Gary S. Howard, has resigned from our Board effective as of April 12, 2004. In connection with his resignation, our Compensation Committee and Nominating and Governance Committee approved the acceleration of the vesting schedule applicable to 4,889 unvested stock options held by Mr. Howard.

EXECUTIVE OFFICERS

      The following table sets forth information regarding our executive officers:

Name	Age	Position

Stephen H. Clark	59	President, Chief Executive Officer, Chairman and Director
Timothy G. Biltz	45	Chief Operating Officer
David P. Tomick	52	Executive Vice President and Chief Financial Officer
Dale A. Carey	39	President, Wireless Division
Thomas A. Prestwood, Jr.	51	President, Broadcast Division
Gabriela Gonzalez	42	Senior Vice President and Controller
John H. Lynch	46	Vice President, General Counsel and Secretary

      Stephen H. Clark — for the background of Stephen H. Clark, see “Election of Directors — Directors and Nominees.”

      Timothy G. Biltz is Chief Operating Officer. Prior to joining SpectraSite in August 1999, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., most recently as Executive Vice President and Chief

Operating Officer. He joined Vanguard in 1989 as Vice President of Marketing and Operations and was Executive Vice President and President of U.S. Wireless Operations from November 1996 until May 1998 when he became Chief Operating Officer. Mr. Biltz was instrumental in Vanguard’s development from an initial start-up to an enterprise with over 800,000 subscribers.

      David P. Tomick is Executive Vice President and Chief Financial Officer. Mr. Tomick joined SpectraSite in 1997. From 1994 to 1997, Mr. Tomick was Chief Financial Officer of Masada Security, Inc., a company engaged in the security monitoring business. From 1988 to 1994, he was Vice President — Finance of Falcon Cable TV where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago.

      Dale A. Carey is President of SpectraSite’s Wireless Division. Mr. Carey joined SpectraSite as Senior Vice President of Services and Operations in February 2000, was elected President of SpectraSite Building Group, Inc. in October 2000 and assumed his current position in May 2002. Prior to joining SpectraSite, Mr. Carey served in various capacities for the Pennsylvania Super System of Vanguard Cellular Systems since 1989, most recently as the Regional Vice President and General Manager.

      Thomas A. Prestwood, Jr. is President of SpectraSite’s Broadcast Division. Mr. Prestwood joined SpectraSite in November 2001. Mr. Prestwood has over 15 years of senior management experience and executive level work in the telecommunications industry, most recently as Regional Vice President for Telecorp PCS. Prior to joining Telecorp, Mr. Prestwood served as an Executive Vice President for Highland Holdings and a Market Director for AT&T Wireless Services. For Vanguard Cellular Systems, Inc., Mr. Prestwood served as Vice President from 1990 to 1995 and as a Senior Vice President from 1995 until the company was acquired by AT&T Wireless in 1999.

      Gabriela Gonzalez is Senior Vice President and Controller. Prior to joining SpectraSite in April 2000, Ms. Gonzalez served as Controller for Commercial Operations for GlaxoWellcome (now Glaxo-SmithKline). Before joining GlaxoWellcome in 1998, Ms. Gonzalez served as Controller for Alyeska Pipeline, the operator of the TransAlaskan Pipeline. Ms. Gonzalez is a Certified Public Accountant in Alaska and North Carolina.

      John H. Lynch is Vice President, General Counsel and Secretary. Prior to joining SpectraSite in August 1999, Mr. Lynch served as General Counsel for Qualex Inc., the wholly owned photofinishing subsidiary of Eastman Kodak Company. Before joining Qualex in 1989, Mr. Lynch practiced corporate and real estate law in the Atlanta, Georgia offices of Wildman, Harrold, Allen, Dixon and Branch.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the cash and non-cash compensation earned by SpectraSite’s Chief Executive Officer and four other most highly compensated executive officers during the years ended December 31, 2001, 2002 and 2003:

							Long Term
							Compensation

							Number of
		Annual Compensation					Securities
							Underlying	All Other
						Other Annual	Options/	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Compensation ($)	SARs (#)(1)	($)(2)

Stephen H. Clark	2003	375,000		3,175,000	(3)	—	1,527,778	6,000
Chief Executive Officer	2002	375,000		367,500		—	—	5,500
	2001	375,000		300,000		—	245,250	4,884
Timothy G. Biltz	2003	300,000		300,000		—	972,222	6,000
Chief Operating Officer	2002	300,000		294,000		—	—	5,500
	2001	300,284		270,000		—	140,000	5,100
David P. Tomick	2003	235,000		1,355,000	(4)	—	555,556	6,000
Chief Financial Officer	2002	235,000		230,300		—	—	5,500
	2001	228,654		89,725		—	113,973	5,250
Dale A. Carey	2003	225,500	(5)	122,788		—	316,666	6,000
President, Leasing	2002	209,423		102,255		—	—	5,500
	2001	202,500		90,839		—	75,000	3,175
Thomas A. Prestwood, Jr.	2003	199,875	(6)	101,156		49,266 (7)	150,000	—
President, Broadcast	2002	195,000		97,500		—	—	5,000
	2001	15,000	(8)	50,000		—	150,000	—

(1)	All options granted in 2001 were terminated on February 10, 2003 under the Plan of Reorganization without consideration. All options granted in 2003 were issued under our 2003 Equity Incentive Plan that was approved as part of our Plan of Reorganization.

(2)	Amounts reported are SpectraSite’s contribution under its 401(k) plan.

(3)	Consists of $2,800,000 paid as a bonus in connection with our emergence from bankruptcy, which amount was approved as part of our Plan of Reorganization, and $375,000 paid as a bonus for 2003 pursuant to Mr. Clark’s employment agreement, which was approved as part of our Plan of Reorganization.

(4)	Consists of $1,120,000 paid as a bonus in connection with our emergence from bankruptcy, which amount was approved as part of our Plan of Reorganization, and $235,000 paid as a bonus for 2003 pursuant to Mr. Tomick’s employment agreement, which was approved as part of our Plan of Reorganization.

(5)	Mr. Carey’s annual salary was increased to $231,000 in July 2003.

(6)	Mr. Prestwood’s annual salary was increased to $204,750 in July 2003.

(7)	Consists of $24,400 of relocation expenses and the remaining amount for personal expenses including automobile use.

(8)	Mr. Prestwood joined SpectraSite in November 2001.

Option/ SAR Grants in Last Fiscal Year

      The table below shows the option grants to the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 2003:

	Individual Grants

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates
	Securities	Options/			of Stock Price Appreciation
	Underlying	SARs Granted	Exercise or		for Option Term(1)
	Options/SARs	to Employees	Base Price	Expiration
Name	Granted (#)	in Fiscal Year(2)	($/Sh)	Date	5% ($)	10% ($)

Stephen H. Clark	1,527,778	27.4	14.91 (3)	3/12/2013	9,759,136	29,032,644
Timothy G. Biltz	972,222	17.4	13.075	3/12/2013	7,994,384	20,259,340
David P. Tomick	555,556	10.0	15.09 (3)	3/12/2013	3,448,779	10,457,332
Dale A. Carey	316,666	5.7	13.075	3/12/2013	2,603,880	6,598,744
Thomas A. Prestwood, Jr.	150,000	2.7	13.075	3/12/2013	1,233,420	3,125,727

(1)	The potential realizable values at 5% and 10% appreciation are calculated by assuming that the price of our common stock appreciates at the indicated rate for the entire term of the option, and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. There is no assurance that the value realized by the optionee will be at or near the assumed appreciation rates, or that the optionee will remain an employee of SpectraSite during the entire term of the option.

(2)	A total of 5,573,328 options were granted to our executive officers and employees during fiscal year 2003 under our 2003 Equity Incentive Plan. The options included in this table become exercisable as follows: 20% vested on March 12, 2003; subject to the optionee’s continued employment, 50% vest ratably on a monthly basis over the 36 months beginning April 12, 2003; and 30% will vest on March 12, 2009, or earlier if we achieve certain annual financial targets.

(3)	The exercise price of the executive’s options was set at an amount above the fair market value of our common stock on the effective date of the grant. The amount by which the aggregate exercise price of these options, granted in connection with the Plan of Reorganization, exceeded the aggregate fair market value of the common stock subject to such options on the date of grant equals the amount of the bonus paid to Messrs. Clark and Tomick upon our emergence from bankruptcy, respectively. See “— Summary Compensation Table.”

Aggregated Options/ SAR Exercises in Last Fiscal Year and Year-End Values

      The table below provides the number and value of unexercised options held by the executive officers named in the Summary Compensation Table above as of December 31, 2003. None of these executive officers exercised any options in 2003.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Year-End Option/ SAR Values

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options/SARs at Fiscal		In-the-Money Options/SARs
	Year-End (#)		at Fiscal Year-End ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen H. Clark	496,528	1,031,250	9,851,116	20,460,000
Timothy G. Biltz	315,973	656,249	6,848,715	14,224,197
David P. Tomick	180,557	374,999	3,549,751	7,372,480
Dale A. Carey	102,917	213,749	2,230,726	4,633,010
Thomas A. Prestwood, Jr.	48,750	101,250	1,056,656	2,194,594

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2003 of $34.75 per share.

      Each of the foregoing executive officers has entered into a Rule 10b5-1 trading plan with respect to anticipated sales of our common stock upon the exercise of stock options held by such officer. These sales began in February 2004 and may continue during 2004 and thereafter.

Employment Agreements

      We have entered into employment agreements with each of Messrs. Clark, Tomick and Biltz, effective as of February 10, 2003. The initial term of the employment agreements is three years, with automatic one-year renewals unless either party gives written notice of nonrenewal at least six months prior to the end of the term. The annual base salaries for Messrs. Clark, Tomick and Biltz are determined pursuant to their respective employment agreements, and they are each eligible to receive annual bonuses in amounts not less than the executive’s base salary in the event that we achieve certain annual financial targets established by our Board of Directors. In connection with our emergence from chapter 11 bankruptcy, Messrs. Clark and Tomick also received cash bonuses on February 10, 2003, in the amounts of $2,800,000 and $1,120,000, respectively. If the employment of Messrs. Clark, Tomick or Biltz is terminated as a result of his death or disability or is terminated by us without cause, or if he resigns without good reason during the thirteenth month following a change in control, he will be entitled to receive continued salary, average annual bonus and benefits for a period of 24 months following the termination, provided that this period shall be extended to 36 months if he is terminated by us without cause or if he resigns with good reason during the 24-month period following a change in control.

      For this purpose, a change of control occurs upon (i) the acquisition, other than by our principal stockholders, of more than 35% of the total combined voting power of our outstanding securities and such principal stockholders own a lesser percentage of the voting power of our outstanding securities than such acquiring person and cease to have the ability to elect or designate for election a majority of our Board of Directors; (ii) a change in the composition of our Board of Directors during any two-year period that results in the current directors (or those directors approved by the Board of Directors) ceasing to constitute a majority of the directors; (iii) our merger or consolidation with another entity unless our outstanding voting securities are exchanged for consideration including securities representing a majority of the voting power of the surviving corporation; or (iv) a sale of all or substantially all of our assets other than to our principal stockholders or persons controlled by such stockholders.

      Messrs. Clark, Tomick and Biltz have agreed that for a period of 24 months following the termination of their employment with us they generally will not:

•	engage in, or own any interest in or perform any services for any business which engages in, competition with us;

•	solicit our management employees or otherwise interfere with the employment relationship between us and our employees; or

•	hire, engage or in any manner be associated with any supplier, contractor or entity with a business relationship with us, if such action would have a material adverse effect on us.

      In connection with their employment agreements, Messrs. Clark, Tomick and Biltz were granted options under our Equity Incentive Plan to purchase 1,527,778, 555,556 and 972,222 shares of common stock, respectively. The exercise prices of these options are $14.91, $15.09 and $13.08, respectively. Twenty percent of the options vested on March 12, 2003 and, subject to the optionee’s continued employment, 50% vest ratably on a monthly basis during the 36 months beginning April 12, 2003, and 30% will vest on March 12, 2009, or earlier if we achieve certain annual financial targets.

Severance Plans

      Messrs. Carey and Prestwood participate in our Executive Severance Plan B. This plan generally provides that, upon termination of a participant’s employment by us other than for cause or by the participant for good reason (which includes any termination by a participant during the thirteenth month following a change in control), the participant will be entitled to continued payments of base salary and target bonus, as well as continued benefits, during the 18 months following termination if the participant then has five or more years experience in current or equivalent employment positions, and 12 months following termination if the participant has less than five years of such experience. In the event of certain terminations in anticipation of or in the two-year period following a change in control, the periods referred to above shall be increased to 24 months. For this purpose, change of control has the same definition as described above with respect to the employment agreements.

Equity Compensation Plans

      In connection with the Plan of Reorganization, all outstanding awards under our compensation plans were terminated without consideration. The following table sets forth information with respect to compensation plans under which the common stock is authorized for issuance as of December 31, 2003.

Equity Compensation Plan Information

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted-average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in Column)(1)

Equity compensation plans approved by security holders(2)	5,222,799	$14.03	393,978
Equity compensation plans not approved by security holders	—	—	—

Total	5,222,799	$14.03	393,978

(1)	Includes 7,306 options cancelled during 2003 that are available for reissuance under the 2003 Equity Incentive Plan.

(2)	Consists of our 2003 Equity Incentive Plan. The 2003 Equity Incentive Plan was approved as part of our Plan of Reorganization by the bankruptcy court and by claim holders who received common stock in connection with the Plan of Reorganization.

2003 Equity Incentive Plan

      In 2003, options for 5,613,328 shares of common stock were issued under the Equity Incentive Plan, each having an exercise price of $13.08 per share, except for the options granted to Messrs. Clark and Tomick, which have an exercise price of $14.91 and $15.09, respectively. Approximately 393,978 shares of common stock are available for future grants under this plan.

      The following is a discussion of other features of the plan.

      Purpose of Plan. The nature and purpose of the plan is to use performance-based grants of long-term, equity-based incentives in the form of stock options and other equity based awards in order to link total compensation for management and key employees to our performance and stock price appreciation and to allow us to remain competitive and to retain top performing employees over time. The plan also permits awards to directors.

      Plan Administration. The plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has sole discretion, subject to the terms of the plan, to determine the amounts and types of awards to be made, set the terms, conditions and limitations applicable to each award, and prescribe the form of the instruments embodying any award. The Board of Directors or the Compensation Committee may delegate to another committee of the Board of Directors the authority to grant awards to certain persons and the Compensation Committee may generally delegate the authority to act on its behalf to certain of our officers.

      Eligibility. Awards may be granted under the plan to any of our directors, officers or other employees and any individual providing services as our consultant, advisor or otherwise as an independent contractor.

      Vesting and Exercise of Options. Options become exercisable as set forth in a participant’s award agreement.

      Payment for Options. The exercise price of any stock option awarded under the plan is determined by the Compensation Committee prior to the grant date. Participants may exercise an option by making payment in any manner specified in the plan.

      Restricted Stock. The Compensation Committee may authorize awards of restricted stock, including performance-based restricted stock. Awards of restricted stock may be made for no consideration, or for an amount as is determined by the Compensation Committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee determines otherwise if the participant terminates employment during the restricted period, then any unvested restricted stock will be forfeited. To date, no shares of restricted stock have been awarded under the plan.

      Other Awards Under the Plan. The Compensation Committee may grant other types of equity-based awards such as stock appreciation rights, deferred stock, dividend equivalents and performance-based awards. Such awards and awards of restricted stock may be subject to attainment of pre-established performance goals based on sales, revenue, net income, operating income, cash flow, return on assets, return on equity, return on capital or total stockholder return.

      Federal Income Tax Consequences of Options. The grant of a stock option under the plan will generally not have any immediate effect on the federal income tax liability to us or the participant. If the Compensation Committee grants a non-qualified stock option, then the participant will recognize ordinary income at the time he or she exercises the option in an amount equal to the difference between the fair market value of the common stock at the time of its exercise and the exercise price, and we will receive a deduction for the same amount.

      If the Compensation Committee grants an incentive stock option, the participant generally will not recognize any taxable income at the time he or she exercises the incentive stock option, but will recognize income at the time he or she sells the common stock acquired by exercise of the incentive stock option. Upon sale of the common stock acquired upon exercise of the incentive stock option, the employee will recognize income equal to the difference between the exercise price and the amount received upon sale, and such income generally will be eligible for capital gain treatment. We generally are not entitled to an income tax deduction in connection with an incentive stock option. However, if the employee sells the common stock either within two years of the date of the grant, or within one year of the date of the exercise of the incentive stock option, then the option is treated for federal income tax purposes as if it were a non-qualified stock option; the income recognized by the employee will not be eligible for capital gain treatment and we will be entitled to a federal income tax deduction equal to the amount of income recognized by the employee.

COMPARISON OF CUMULATIVE TOTAL RETURNS

      The following graph compares the performance of the Company’s common stock with the performance of the Russell Midcap Index, the S&P 500 Wireless Telecom Services Index and a peer group index. The peer group index consists of American Tower Corporation, Crown Castle International Corp. and SBA Communications Corp.

      Subsequent to our emergence from bankruptcy, our new common stock was initially available for trading on the Pink Sheets on February 11, 2003 and thereafter traded on the OTC Bulletin Board. On October 3, 2003, our common stock began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol SSI. The performance period that is reflected below assumes that $100 was invested in our common stock and each of the indexes listed below on February 14, 2003, and that all dividends were reinvested. The performance of our common stock reflected below is not indicative of our future performance.

	Base	Months Ending
	Period
Company Name/Index	14Feb03	Feb03	Mar03	Apr03	May03	Jun03	Jul03	Aug03	Sep03	Oct03	Nov03	Dec03

SpectraSite Inc.	$100	$95.96	$116.43	$133.33	$185.54	$187.23	$219.72	$240.38	$230.99	$291.08	$263.66	$261.03
S&P 500 Wireless Telecom Svcs.	100	102.61	107.52	108.19	122.29	139.18	143.53	144.46	143.81	145.95	152.06	167.56
Russell Midcap Index	100	101.96	102.04	109.45	119.47	120.68	124.65	130.07	128.44	138.24	142.12	146.38
Peer Group	100	101.32	132.43	156.37	209.69	201.35	232.79	267.00	236.41	294.25	287.20	264.65

      The Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other SpectraSite filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this item therein by reference.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

      The Compensation Committee of the Board of Directors provides overall guidance for our executive compensation policies and the administration of our 2003 Equity Incentive Plan. The current members of the Compensation Committee are Messrs. Albert, Katz and Masson, each of whom became a member on March 6, 2003, following our emergence from bankruptcy. Mr. Katz has served as the Chairman of the Compensation Committee since the date he became a member of the Compensation Committee. The Compensation Committee consists entirely of directors who are independent under the rules of the United States Securities and Exchange Commission (the “SEC”) and NYSE rules. This report relates to our compensation policy for our executive officers, including our Chief Executive Officer, for the year ended December 31, 2003.

Responsibilities, Philosophy and Criteria

      The responsibilities of the Compensation Committee include, among other responsibilities, reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and reviewing and making recommendations to the Board with respect to the compensation of our other executive officers.

      Our executive compensation policy is designed to (i) provide competitive compensation and benefits to attract and retain the highest quality executive officers, (ii) provide variable pay opportunities through bonus plans and incentive plans that reward those officers for superior performance, and (iii) establish an appropriate relationship between executive compensation plans that align the performance goals of the plans with the Company’s objectives and the creation of long-term shareholder value. Our executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance. In addition, our policy combines cash compensation with long-term incentive compensation in the form of stock option grants under our 2003 Equity Incentive Plan.

      Measurement of corporate performance is primarily based upon objective data concerning the Company’s financial performance in light of industry conditions and the Company’s performance compared to the performance of the Company’s competitors. Executive performance is evaluated on the basis of pre-determined performance goals for the Company. The Compensation Committee also may consider other strategic achievements including improved operating efficiencies and customer and employee satisfaction.

      The Committee also reviews compensation practices for our executives against comparable practices at a peer group of other companies in the tower and wireless telecommunications industries. This peer group may change from year to year depending on changes in the marketplace and the business focus of the Company, and may not correspond to the list of companies comprising the peer group used in the stock performance graph in this proxy statement. For 2003, the peer group used by the Compensation Committee consisted of a number of the Company’s public company competitors and certain other companies in the wireless communications sector. In addition, the Compensation Committee considers industry survey data comparing comparable executive positions regarding base, bonus and variable pay.

Setting Executive Officer Compensation

      Our compensation packages for executive officers include stock option awards and annual cash bonuses. These awards and bonuses are payable upon achievement of previously stated performance targets based on the improvement of earnings before interest, taxes, depreciation and amortization, as adjusted for certain items as determined by our Board. These pre-determined performance targets are called the “EBITDA targets” in this proxy statement. These EBITDA targets allow the Compensation Committee to give financial rewards for the achievement of high standards of business performance; conversely, senior management risks the loss of significant compensation through the failure to achieve these standards. For most executive officers, target cash bonuses approximate 30% to 40% of base salary. Senior executive officers have target cash bonuses at a higher salary percentage. In order to determine amounts of stock option awards, the Compensation Committee assesses responsibility and performance criteria appropriate to the executive officer in question to select performance-based targets, the achievement of which result in option awards. The size of the option awards for which an officer is eligible is determined principally by the level of responsibility for the Company’s performance held by that officer.

      The annual salary of each of our executive officers was determined based on the factors and policy described above. In addition, the 2003 Equity Incentive Plan was approved as part of our Plan of Reorganization by the bankruptcy court and the claim holders who received our common stock in connection with the Plan of Reorganization. Accordingly, in March 2003, the Compensation Committee approved the total option grants for our Chief Executive Officer and four other most highly paid executive officers, among others, during fiscal 2003 as detailed in the Summary Compensation Table under “Number of Securities Underlying Options/ SARs”. The Compensation Committee also determined that the EBITDA targets included in the fiscal 2003 Board Plan, as previously adopted by the Board of Directors, was the measure to use in determining the bonus and stock option performance awards. The Compensation Committee based its determination primarily on the Company’s financial performance relative to its competitors, the achievement of certain strategic goals established for 2003, and each individual’s contribution to the Company’s overall performance and the achievement of these goals. In addition, the Compensation Committee believed, based upon a review of compensation levels for executives in comparable positions at the peer group of companies, that the 2003 base salaries paid to our Chief Executive Officer and four other most highly paid executive officers were consistent with competitive market levels.

      In February 2004, based on the Company exceeding certain pre-approved EBITDA targets applicable to fiscal 2003, the Compensation Committee recommended that the Board of Directors approve the 2003 bonus awards included in the Summary Compensation Table under the heading “Bonus.” The Compensation Committee separately approved Mr. Clark’s bonus award for 2003. See “Compensation of our Chairman and Chief Executive Officer” discussed below.

      Executive officers are eligible for participation in the Company-wide employee benefit programs that include medical, dental, vision, prescription drug, life insurance, accidental death and dismemberment, short-term and long-term disability, flexible spending account, and other voluntary benefits. Executives are also eligible for participation in the SpectraSite 401(k) plan under which we currently provide a 50% matching contribution up to the first 6% of deferral. A Deferred Compensation program is available to a designated level of Vice Presidents and above.

      Our executive officers also received certain customary perquisites including amounts for automobile leases and relocation expenses, as appropriate.

Compensation of our Chairman and Chief Executive Officer

      In connection with our emergence from bankruptcy, Mr. Clark entered into an employment agreement, which was approved as part of our Plan of Reorganization. In addition, in connection with our emergence from bankruptcy and as part of our Plan of Reorganization, Mr. Clark received a bonus in the amount of $2,800,000 and 1,527,778 stock options with an above-market exercise price of $14.91 per share, which option grant was approved by the Compensation Committee in March 2003. The amount by which the aggregate exercise price of these options exceeded the aggregate fair market value of the common stock subject to such options on the date of grant equalled the amount of the emergence bonus paid to Mr. Clark. Mr. Clark’s employment agreement also provided that he would receive an annual bonus in an amount not less than 100% of his annual salary if the Company achieved certain pre-determined EBITDA targets in fiscal 2003.

      The policies and guidelines described above for the compensation of executive officers also apply to the compensation determination made with respect to Mr. Clark as the Company’s Chairman and Chief Executive Officer. The Compensation Committee also considers Mr. Clark’s leadership, industry standing, and the Company’s overall performance as important factors upon which to base his total compensation. During fiscal 2003, as described above, the Company achieved its pre-determined EBITDA targets.

Accordingly, in February 2004, the Compensation Committee determined that Mr. Clark was entitled to receive a performance bonus in the amount of 100% of his base salary for fiscal 2003 in accordance with the terms of his employment agreement. In light of Mr. Clark’s historic and anticipated contributions to the Company’s success, the Compensation Committee believes that Mr. Clark’s 2003 total compensation, including salary, bonus and stock options, was consistent with competitive market levels.

Compliance with Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limitation if certain requirements are met. The 2003 Equity Incentive Plan is currently qualified so that awards under such Plan constitute performance-based compensation not subject to the deduction limit under Section 162(m). Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), the Committee generally seeks to structure any long-term incentive compensation granted to the Company’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee will reconsider its decision should the individual cash compensation of any executive officer approach the $1 million level.

COMPENSATION COMMITTEE

Robert Katz (Chairman)
Paul M. Albert, Jr.
Richard Masson

      The report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other SpectraSite filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this item therein by reference.

PRINCIPAL AUDITOR FEES AND SERVICES

      The Audit Committee has appointed Ernst & Young LLP as SpectraSite’s independent auditors for the fiscal year ending December 31, 2004. Representatives of Ernst & Young LLP are expected to be present at the 2004 Annual Meeting and will have the opportunity to make a statement if they desire to do so and are available to respond to appropriate questions.

Fees Incurred by SpectraSite for Ernst & Young LLP

      The following table shows the fees billed to SpectraSite for the audit and other services provided by Ernst & Young LLP for fiscal 2003 and 2002:

	2003	2002

Audit Fees(1)	$845,517	$809,479
Audit-Related Fees(2)	$7,735	$103,068
Tax Fees(3)	$294,530	$457,426
All Other Fees	—	—

Total	$1,147,782	$1,369,973

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	For fiscal 2003, audit-related fees consisted primarily of accounting consultations concerning financial accounting and reporting standards, internal control reviews and other related services. For fiscal 2002, the audit-related fees consisted primarily of accounting consultations and services related to divestitures.

(3)	For fiscal 2003, tax fees consisted primarily of tax compliance services (including U.S. federal and Canadian returns). For fiscal 2002, tax fees principally consisted of tax compliance services (including U.S. federal and Canadian returns), miscellaneous tax consulting work and tax consulting services relating to our debt restructuring.

      The Audit Committee pre-approves all audit-related and non-audit services not prohibited by law to be performed by SpectraSite’s independent auditors. In 2003, the Audit Committee delegated its pre-approval authority to its Chairman with respect to the services to be provided by Ernst & Young LLP. The Audit Committee determined that the provisions of such services by Ernst & Young LLP was compatible with the maintenance of such firm’s independence in the conduct of its audit functions.

REPORT OF THE AUDIT COMMITTEE

      The charter of the Audit Committee of the Board, as revised in November 2003, specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements and other financial information provided to the Company’s stockholders, the public and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent auditors;

•	the performance of the Company’s independent auditors and of the Company’s internal audit function; and

•	the preparation of the annual report of the Audit Committee.

      The full text of the Audit Committee’s revised charter is attached to this proxy statement as Exhibit A and is available on the Company’s website (www.spectrasite.com) under “Investors/ Corporate Governance.” In carrying out its responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving significant non-audit services; and confirming the independence of the independent auditors; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

      The Audit Committee met five times during fiscal 2003. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

      As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2003, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

      Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

AUDIT COMMITTEE

Paul M. Albert, Jr. (Chairman)
Richard Masson
Gary S. Howard

      The report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other SpectraSite filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this item therein by reference.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership Table

      The table below sets forth, as of April 2, 2004, information with respect to the beneficial ownership of SpectraSite’s common stock by:

•	each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation;”

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and

•	all of our directors and executive officers as a group.

      The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Number	Percentage
Name of Beneficial Owner	of Shares	of Class

Stephen H. Clark(1)	557,523	1.1
Timothy G. Biltz(2)	332,317	*
David P. Tomick(3)	209,378	*
Dale A. Carey(4)	112,907	*
Thomas A. Prestwood, Jr.(5)	25,001	*
Paul M. Albert, Jr.(6)	5,111	*
Gary S. Howard(6)	5,111	*
Robert Katz(6)(7)	5,111	*
Richard Masson(8)	5,111	*
FMR Corp.(9)	4,360,454	9.0
Funds affiliated with Apollo Management V, L.P.(7)	4,208,514	8.7
Funds managed by Oaktree Capital Management, LLC(8)(10)	3,652,592	7.6
Funds affiliated with SPO Partners & Co.(11)	3,679,800	7.6
Funds managed by Capital Research and Management Company(12)	2,506,400	5.2
All current directors and executive officers as a group (11 persons)(13)	1,317,718	2.7

*	Less than 1%.

(1)	Includes 555,529 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Also includes 1,994 shares of common stock issuable upon the exercise of outstanding warrants exercisable within 60 days.

(2)	Consists of shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(3)	Includes 205,464 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Also includes 3,914 shares of common stock issuable upon the exercise of outstanding warrants exercisable within 60 days, of which 1,204 are held by the Tomick Family Trust.

(4)	Consists of shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(5)	Consists of shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(6)	Consists of shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. As of April 15, 2004, in connection with Mr. Howard’s resignation from our Board of Directors, Mr. Howard beneficially owned an additional 4,889 shares of common stock upon our Compensation Committee’s approval of the acceleration of the vesting schedule applicable to any unvested stock options held by Mr. Howard.

(7)	With respect to Apollo Management V, L.P. (“Apollo Management”), includes 4,208,514 shares of common stock held by AP Towers LLC (“AP Towers”). The members of AP Towers are Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. and other affiliated investment partnerships (collectively, the “Apollo Funds”). Apollo Management serves as manager of each of AP Towers and each of the Apollo Funds and as such may be deemed to have voting and investment control over the shares held by AP Towers. Mr. Katz, a director of SpectraSite, is associated with Apollo Management but does not beneficially own any of the shares held by AP Towers or the Apollo Funds. The business address of AP Towers and each of the Apollo Funds is c/o Apollo Management, 1301 Avenue of the Americas, New York, NY 10019.

(8)	Includes for both Mr. Masson and for funds managed by Oaktree Capital Management, LLC, 5,111 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Mr. Masson, a director of SpectraSite, is a principal of Oaktree Capital Management, LLC but does not beneficially own any of the shares held by the funds managed by Oaktree Capital Management, LLC. Pursuant to the policies of Oaktree Capital Management, LLC, Mr. Masson cannot retain the reported options or the underlying common shares and has assigned such options to Oaktree Capital Management, LLC. Mr. Masson disclaims beneficial ownership of such options and the underlying common shares.

(9)	Pursuant to a Schedule 13G filed by FMR Corp., a holding company on behalf of the following persons or entities as described in this footnote. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,203,476 shares (or 6.7% of the common stock outstanding of the Company) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 2,046,498 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 87,800 shares or 0.19% of the common stock outstanding of SpectraSite as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the 87,800 shares and sole power to vote or to direct the voting of the 87,800 shares. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’

voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited (“FIL”) is the beneficial owner of 1,069,178 shares or 2.24% of the common stock outstanding of the Company. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(10)	Includes 2,415,896 shares of common stock held by OCM Opportunities Fund IV, L.P. and 1,231,585 shares held by OCM Opportunities Fund IVb, L.P. Oaktree Capital Management, LLC is the general partner of each of the funds and as such may be deemed to have voting and investment control over the shares held by the funds. Oaktree Capital Management, LLC disclaims beneficial ownership of the shares except to the extent of its pecuniary interest in the shares. The business address for the Oaktree funds is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(11)	Pursuant to a Schedule 13D/ A filed on February 10, 2004, SPO Partners & Co. is the beneficial owner of common stock, arising from the beneficial ownership by certain investment partnerships and other accounts, which are advised by SPO and its principals. As such, SPO and its principals may be deemed to have shared voting and investment power over the shares. The business address for SPO and its principals is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

(12)	Capital Research and Management Company is the beneficial owner of common stock, arising from the beneficial ownership by certain investment companies and other managed accounts, including investment companies registered under the Investment Company Act of 1940, which are advised by Capital Research and Management, a registered investment adviser. Such shares are beneficially held by the funds in their capacity as investment companies and are beneficially held by Capital Research and Management as an investment adviser. Capital Research and Management has sole voting power and sole dispositive power over the shares but has no pecuniary interest in and disclaims beneficial ownership of such shares. The business address for Capital Research and Management is 333 S. Hope St., 55th Floor, Los Angeles, California 90071.

(13)	Includes 1,311,782 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days and 5,936 shares of common stock issuable upon the exercise of outstanding warrants exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. All of the filing requirements were satisfied for fiscal 2003 except for the following: (i) Messrs. Albert, Biltz, Clark, Howard and Tomick each filed one Form 4 one day late, reporting their individual receipt of Company stock options; (ii) Ms. Gonzalez and Messrs. Carey, Lynch and Prestwood each filed one Form 4 two days late, reporting their individual receipt of Company stock options; (iii) Mr. Clark filed one Form 4 ten days late, reporting the transfer of warrants to purchase common stock; (iv) Mr. Katz filed one Form 4 five days late, reporting his receipt of Company stock options; (v) Ms. Gonzalez filed one Form 3 five days late, reporting her initial registration as an officer subject to Section 16 reporting requirements; (vi) Mr. Howard filed one Form 3 five days late, reporting his initial registration as a director subject to Section 16 reporting requirements; and (vii) Mr. Masson filed one Form 4 two months late, reporting the acquisition of stock options. SpectraSite has developed new procedures to improve its compliance with the revised Section 16 reporting requirements on an on-going basis, and none of our executive officers or directors has filed a late form since May 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

      Pursuant to the Plan of Reorganization, we entered into a registration rights agreement with Oaktree Capital Management, LLC, as general partner and/or investment manager of certain funds and accounts it manages, AP Towers LLC, an affiliate of Apollo Management V, L.P., and Capital Research Management Company as investment adviser for certain funds it manages, providing for the registration of the common stock. The following is a summary of the material terms of that registration rights agreement.

      Under the registration rights agreement, the holders of our common stock that are party to the agreement may require us to register all or some of their shares under the Securities Act of 1933, as amended. The first two times each holder that is a party to the agreement makes such request, we are obligated to register the shares set forth in such request. If a holder that is party to the agreement makes more than two such requests, then the following conditions must be met to trigger a registration obligation:

•	we must receive a request for registration from holders of at least 5% of its outstanding stock covered by the registration rights agreement; and

•	the request must specify the number of shares to be disposed of and the proposed plan of distribution therefor.

      We are only obligated to effect six such registrations except to the extent necessary to ensure that each of the holders that are party to the agreement may cause at least two such registrations during the term of the agreement. Two registrations have been effected in connection with our two public offerings on behalf of certain selling stockholders that occurred in October 2003 and February 2004, respectively. We have the right to include our shares in any registration statement required by the registration rights agreement.

      In addition to the registration obligations discussed above, if we register any of our common stock under the Securities Act for sale to the public for our own account or for the account of others or both, the registration rights agreement requires that we use commercially reasonable efforts to include in the registration statement common stock held by stockholders that are party to the agreement who wish to participate in the offering. Registrations on Form S-4, Form S-8 or an offering to our existing security holders pursuant to rights distributed to our existing security holders or pursuant to a dividend reinvestment plan will not trigger this registration obligation.

Transactions with Executive Officers

      In August 1999, we loaned David P. Tomick $325,000 in connection with the exercise of stock options to acquire Old Common Stock. The loan bears interest at the applicable federal rate under the Internal Revenue Code, 5.36% per annum, and matures in August 2004. As of April 20, 2004, Mr. Tomick has repaid $205,000 of this loan and the remaining outstanding balance is approximately $209,000.

      In September 1999, we loaned Timothy G. Biltz $500,000 to purchase a home as a relocation incentive. This loan was secured by any shares of common stock issued to Mr. Biltz upon his exercise of options or otherwise acquired by Mr. Biltz and had an interest rate of 5.82% per annum and was scheduled to mature in September 2004. In March 2004, Mr. Biltz repaid this loan in full and Mr. Biltz has no further obligations owing to SpectraSite.

      In January 2000, we loaned Stephen H. Clark $1,100,000 in connection with the exercise of stock options to acquire 512,500 shares of Old Common Stock. The loan bears interest at 5.80% per annum and matures in December 2004. As of April 20, 2004, Mr. Clark has repaid $984,000 of this loan and the remaining outstanding balance is approximately $419,000.

      Mr. Clark’s son is our employee and received the following compensation during 2003: $105,261 in aggregate annual salary and bonuses; stock options to buy 10,000 shares of our common stock with an exercise price of $13.075 per share; and SpectraSite’s contribution of $3,140 to its 401(k) plan on his behalf. The compensation received by Mr. Clark’s son was commensurate in amount to the compensation received by our employees in comparable positions.

Predecessor Company Transactions

      During the year ended December 31, 2003, we entered into various transactions with parties that were beneficial owners of 5% or more of our Old Common Stock. Following our reorganization, none of these parties owned more than 1% of our common stock. These transactions are described briefly below. Additional information regarding these transactions can be found in notes 9 and 11 to our consolidated financial statements in our Form 10-K filed on February 25, 2004.

      On August 25, 2000, we entered into an agreement, which was subsequently amended, to acquire leasehold and sub-leasehold interests in approximately 3,900 wireless communications towers from affiliates of SBC Communications. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tower Acquisitions and Dispositions,” Note 11, Acquisition Activity — 2003 Acquisitions — SBC transaction, 2002 Acquisition — SBC transaction, 2001 Acquisition — SBC transaction, and Note 5, Acquisition and Disposition Activities — SBC Transaction, to our audited consolidated financial statements.

      On May 15, 2002, we entered into an agreement to issue up to $350 million aggregate principal amount of secured convertible term notes to affiliates of Welsh, Carson, Anderson and Stowe (“WCAS”). Pursuant to the agreement, we paid WCAS a fee of approximately $2.6 million, equal to 0.75% of the aggregate WCAS $350 million commitment, and approximately $2.6 million to reimburse WCAS for its expenses. In connection with our emergence from bankruptcy, we settled a claim made by WCAS relating to the agreement by distributing to them approximately 190,000 shares of common stock pursuant to our Plan of Reorganization and paying them approximately $200,000 in cash.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

      SpectraSite is committed to having sound corporate governance principles. Having such principles is essential to running SpectraSite’s business efficiently and to maintaining SpectraSite’s integrity in the marketplace. SpectraSite’s Corporate Governance Guidelines are available on the Company’s website (www.spectrasite.com) under “Investors/ Corporate Governance.”

Board Independence

      The Board has determined that each of the current directors standing for re-election, except the Chairman of the Board and Chief Executive Officer, has no material relationship with SpectraSite (either directly or as a partner, stockholder or officer of an organization that has a relationship with SpectraSite) and is independent within the meaning of the director independence standards set by the NYSE and the SEC. This determination is based principally on the fact that none of these independent directors has a relationship (either directly or indirectly) with SpectraSite other than as stockholder. Furthermore, the Board has determined that, except for the Executive Committee, each of the members of each of the committees of the Board has no material relationship with SpectraSite (either directly or as a partner, stockholder or officer of an organization that has a relationship with SpectraSite) and is “independent” within the meaning of the NYSE and SEC rules. The Board has also determined that each of the members of the Audit Committee are “financial experts” as defined under the SEC rules.

Board Structure and Committee Composition

      During fiscal 2003, our Board had the following five directors and the following four committees: Audit, Compensation, Nominating and Governance and Executive. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees, other than the Executive Committee, operates under a written charter adopted by the Board. The committee charters are available on the Company’s website (www.spectrasite.com) under “Investors/ Corporate Governance.” During fiscal 2003, the Board held four meetings. Each director attended all Board and applicable Committee meetings with the exception of one director who missed one Board meeting. Directors are encouraged to attend annual meetings of SpectraSite stockholders.

Nominating and
Name of Director	Audit	Compensation	Governance	Executive

Non-Employee Directors:
Paul M. Albert, Jr.	**	*
Gary S. Howard	*		*
Robert Katz(†)		**	*	**
Richard Masson	*	*	**	*
Employee Director
Stephen H. Clark				*
Number of Meetings in Fiscal 2003	5	3	2	11

*	denotes committee member

**	denotes Chairperson

(†)	denotes Lead Director of the Board of Directors

      One of our directors in fiscal 2003, Mr. Howard, has resigned from our Board effective as of April 12, 2004 in connection with his retirement. SpectraSite is actively seeking a replacement for Mr. Howard and considering additional candidates that will enable SpectraSite to expand the size of our Board. Until any of such additional candidates are selected to our Board, the number of directors serving on our Board will remain at four and the membership of each of the committees will remain as described below.

Nominating and
Name of Director	Audit	Compensation	Governance	Executive

Non-Employee Directors:
Paul M. Albert, Jr.	**	*	*
Robert Katz(†)	*	**	*	**
Richard Masson	*	*	**	*
Employee Director
Stephen H. Clark				*

*	denotes committee member

**	denotes Chairperson

(†)	denotes Lead Director of the Board of Directors

Audit Committee

      The Audit Committee’s duties and responsibilities are set forth in the charter of the Audit Committee and include the general oversight of the integrity of SpectraSite’s financial statements, SpectraSite’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of SpectraSite’s internal audit function and independent auditors, and risk assessment and risk management. Among other responsibilities, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of SpectraSite’s independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews SpectraSite’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on SpectraSite’s financial statements. The Audit Committee works closely with management as well as SpectraSite’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from SpectraSite for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The functions of the Audit Committee are further described in this proxy statement under “Report of Audit Committee.” The charter of the Audit Committee is attached as Exhibit A and is available on the Company’s website (www.spectrasite.com) under “Investors/ Corporate Governance.”

Compensation Committee

      The Compensation Committee’s duties and responsibilities are set forth in the charter of the Compensation Committee and include discharging the Board’s responsibilities relating to compensation of SpectraSite’s executives and directors; producing an annual report on executive compensation for inclusion in SpectraSite’s proxy statement; approving the compensation for SpectraSite’s Chief Executive Officer; recommending to the Board the compensation for SpectraSite’s executive officers; providing general oversight of SpectraSite’s compensation structure, including SpectraSite’s equity compensation plans and benefits programs; and retaining and approving the terms of the retention of any compensation consultants and other compensation experts that it deems appropriate. Other specific duties and responsibilities of the Compensation Committee include: evaluating human resources and compensation strategies and overseeing SpectraSite’s total rewards program; reviewing the leadership development process; reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers; approving and amending SpectraSite’s incentive compensation and stock option programs (subject to stockholder approval if required); and annually evaluating its performance and its charter. The functions of the Compensation Committee are further described in this proxy statement under “Report of the Compensation Committee on Executive Compensation.” The charter of the

Compensation Committee is available on the Company’s website (www.spectrasite.com) under “Investors/ Corporate Governance.”

Nominating and Governance Committee

      The Nominating and Governance Committee’s duties and responsibilities are set forth in the charter of the Nominating and Governance Committee and include identifying individuals qualified to become Board members, consistent with criteria approved by the Board; overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifying best practices and recommending corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; recommending to the Board compensation for non-employee directors; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting periodic reviews of the independence of the members of the Board of Directors and its committees and the financial literacy and expertise of Audit Committee members. The charter of the Nominating and Governance Committee is available on the Company’s website (www.spectrasite.com) under “Investors/ Corporate Governance.”

Executive Committee

      The Company’s Executive Committee was established pursuant to Section 141(c) of Delaware General Corporation Law (the “DGCL”). The Executive Committee may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; provided, however, that the Executive Committee shall not have the power or authority in reference to: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders of the Company for approval, or (iii) adopting, amending or repealing any by-law of the Company. The Executive Committee typically meets on a monthly basis.

Consideration of Director Nominees

Stockholder nominees

      The policy of the Nominating and Governance Committee relating to stockholder nominations of candidates for membership to the Board is to consider properly and timely submitted nominations as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Secretary
SpectraSite, Inc.
100 Regency Forest Drive, Suite 100
Cary, NC 27511

      In addition, the by-laws of SpectraSite permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors or other stockholder proposals in accordance with SpectraSite’s by-laws, see “Stockholder Proposals” in this proxy statement.

Identifying and Evaluating Nominees for Directors

      The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations as candidates for the Board. Following verification of the stockholder status of persons proposing candidates, properly submitted recommendations will be aggregated and considered by the Nominating and Governance Committee at a meeting prior to the issuance of the proxy statement for SpectraSite’s annual meeting. If any materials will be provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or others in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Director Qualifications

      The Nominating and Governance Committee use a number of criteria to determine the qualification of a director nominee for the Board. The minimum criteria used by the Nominating and Governance Committee consists of the following:

•	Directors should be of the highest ethical character and share the mission, vision and values of SpectraSite;

•	Directors should have reputations, both personal and professional, consistent with the image and reputation of SpectraSite;

•	Directors should be highly accomplished in their respective fields, with superior credentials and recognition;

•	In selecting directors, the Board may generally seek active and former chief executive officers and/or executive or senior officers of public companies; at the same time, in recognition of the fact that the foundation of the Company is in the tower management and telecommunications wireless industries, the Board may also seek some directors who are widely recognized as leaders in these industries;

•	Each director should have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience;

•	The majority of directors on the Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director;

•	Each director should have the ability to exercise sound business judgment; and

•	Each director shall be no older than 70 at the time of such director’s nomination.

      The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee and industry expertise and the evaluations of other prospective nominees. After completing the interview and evaluation process that the Nominating and Governance Committee deems appropriate, it makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and the report of the Nominating and Governance Committee.

Executive Sessions

      Executive sessions of non-management directors are held regularly at the end of each meeting of the Board of Directors. Each of these executive sessions are chaired by the Lead Director of the Board of Directors.

Lead Director Mandate

      On March 6, 2003, our Board approved and adopted a mandate for the Lead Director. Pursuant to the mandate, the Lead Director is an outside and unrelated director who is designated by the outside members of our Board to lead the Board in fulfilling its duties effectively, efficiently and independent of management. Specifically, the Lead Director is responsible for the following:

•	Liaison between our Board and management;

—	Act as principal liaison between our Board and management;

—	Communicate to management, as appropriate, the results of private discussions among outside directors;

•	Board activities;

—	Chair executive sessions of our Board where only outside directors are in attendance;

—	Provide input to the Chairman on preparation of agendas for our Board and our Board committee meetings;

—	Ensure that outside directors have adequate opportunities to meet to discuss issues without management present; and

—	Consult with the Chairman and our Board on the effectiveness of our Board and our Board committees.

Disclosure Committee

      The Company’s Disclosure Committee consists of the Company’s Chief Operating Officer, Principal Accounting Officer, Controller, Investor Relations Officer and General Counsel. The Disclosure Committee’s responsibilities include assisting the Company’s Chief Executive Officer and Chief Financial Officer in fulfilling their responsibilities for the oversight of the accuracy and timeliness of the public disclosures made by the Company; ensuring that the information required to be disclosed in the reports that the Company files or submits to the SEC and other information that the Company will disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis, and the information is accumulated and communicated to management, including the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding such required disclosure. The Disclosure Committee regularly meets in connection with the Company’s preparation of its SEC filings to review disclosure matters.

Communications with the Board

      SpectraSite’s Nominating and Governance Committee has adopted a policy regarding stockholder access to the Board of Directors to ensure that stockholders may communicate directly with the Board. All written communications should be directed to the Company’s Secretary at: Secretary, SpectraSite, Inc., 100 Regency Forest Drive, Suite 100, Cary, NC 27511 and should prominently indicate on the outside of the envelope that it is intended for one of the following: the Board of Directors, the Lead Director, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee or for the Executive Committee. Each written communication intended for the Board of Directors, the Lead

Director, or one of the committees and received by the Secretary will be forwarded to the specified party following its clearance through normal security procedures. The written communication will not be opened, but rather will be forwarded unopened to the intended recipients.

Codes of Ethics

      We believe that each of our employees and directors shall maintain high ethical standards. We have adopted our Code of Business Conduct and Ethics applicable to our employees and directors and our Code of Ethics for the Principal Executive Officer and Senior Financial Officers. These codes are available on our website (www.spectrasite.com) under “Investors/ Corporate Governance,” and in print upon any written request by a stockholder. The Company intends to post at this location on its website any amendments to or waivers from the provisions of these codes.

RATIFICATION OF INDEPENDENT AUDITORS

(PROPOSAL NO. 2)

      The Audit Committee has selected the firm of Ernst & Young LLP, independent certified public accountants, as our independent auditors for the year ending December 31, 2004. Ernst & Young LLP has audited our financial statements since our inception in April, 1997.

      A representative of Ernst & Young LLP will be present at the 2004 Annual Meeting, will be offered the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. In the event the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors.

      The Board of Directors recommends a vote “FOR” this proposal.

OTHER MATTERS

Other Matters

      Management does not know of any other matters to be considered at the 2004 Annual Meeting. If any other matters do properly come before the meeting, persons named in the accompanying form of proxy intend to vote on those matters as recommended by the Board or, if no recommendation is given, in their own discretion.

Annual Report on Form 10-K

      SpectraSite will provide upon request and without charge to each stockholder receiving this Proxy Statement a copy of SpectraSite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements included therein, as filed with the SEC on February 25, 2003.

Available Information

      The Company’s internet address is www.spectrasite.com. We make available on our website under “Investors/ SEC Filings” our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Code of Business Conduct and Ethics for our employees and Board of Directors, and our Code of Ethics for the Principal Executive Officer and Senior Financial Officers are also available on our website under “Investors/ Corporate Governance” and in print upon any request by a stockholder. The charters of our compensation, nominating and governance, and audit committees and our corporate governance guidelines are also available on our website under “Investors/ Corporate Governance.” In addition, SpectraSite will furnish copies of its annual report on Form 10-K and any exhibits thereto upon written request to Investor Relations, SpectraSite, Inc., 100 Regency Forest Drive, Suite 100, Cary, North Carolina 27511.

Stockholder Proposals

      We anticipate that the 2005 Annual Meeting of Stockholders will be held in the second fiscal quarter of 2005. Any stockholders who intend to present proposals at the 2005 Annual Meeting, and who wish to have such proposal included in SpectraSite’s Proxy Statement for the 2005 Annual Meeting, must follow the procedures prescribed in Rule 14a-8 of the Exchange Act of 1934, as well as the provisions of our by-laws. To be considered timely, a proposal for inclusion in our proxy statement and form of proxy submitted pursuant to Rule 14a-8 for our 2005 Annual Meeting must be received by December 24, 2004. Under our by-laws, stockholder nominees or other proper business proposals must be made by timely written notice given by or on behalf of a stockholder of record of the Company to the Secretary of the Company. In the case of nomination of a person for election to the Board or other business to be conducted at the annual meeting of stockholders, notice shall be considered timely if it is received not less than 60 nor more than 130 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders, except in the case where the Company did not mail proxy materials in connection with the prior year’s annual meeting, in which case the notice shall be delivered not less than 60 nor more than 130 days prior to the first anniversary date of the prior year’s annual meeting of stockholders, regardless of any postponement, deferral or adjournment of that meeting to a later date. The notice is required to comply with each of the procedural and informational requirements set forth in our by-laws. The requirements in our by-laws are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement. To be considered timely under our by-laws, a proposal for business at our 2005 annual meeting must be received no earlier than December 14, 2004 and no later than February 22, 2005. For information about the policies of the Company’s Nominating and Governance

Committee relating to stockholder nominees, see “Consideration of Director Nominees” in this proxy statement.

By Order of the Board of Directors,

John H. Lynch

Vice President, General Counsel and Secretary

EXHIBIT A

AUDIT COMMITTEE CHARTER

(Amended and Restated as of November 13, 2003)

I.	Purpose

      The primary objective of the audit committee (the “Audit Committee”) of the Board of Directors (the “Board”) of SpectraSite, Inc. (the “Company”) shall be to assist the Board in fulfilling its oversight responsibilities with respect to (i) the financial statements and other financial information provided by the Company to its stockholders, the public and others, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee shall also prepare the annual report referred to in item 12 of part IV below.

      Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. None of the members of the Audit Committee are employees of the Company and all of the members of the Audit Committee are financially literate or will become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one of the members shall have accounting or related financial management expertise.

      It is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II.	Organization

      The Audit Committee shall consist entirely of at least three independent directors in accordance with the requirements of the SEC, any applicable SRO and other applicable regulatory requirements. Nothing in this Charter, however, shall in and of itself require that any or all of the members of the Audit Committee be an “audit committee financial expert,” as that term is defined in Item 401 to SEC Regulation S-K (17 CFR 228.401).

      The members of the Audit Committee shall be appointed by the Board.

III.	Meetings

      The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its responsibility to foster open communication, the Audit Committee shall meet at least quarterly with management, the chief internal auditor and the independent auditors in such separate executive sessions as the Audit Committee determines are necessary to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV.	Authority and Responsibilities

      In recognition of the fact that the independent auditors are ultimately accountable to the Audit Committee, the Audit Committee shall have the sole authority and responsibility to select, retain, evaluate, compensate and, where appropriate, replace the independent auditors, and shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee may consult in these matters with management and the internal audit group but shall not delegate these responsibilities.

      To fulfill its responsibilities, the Audit Committee shall:

With respect to the independent auditors:

1. Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing the audit report or related work or performing other audit, review or attest services.

2. Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing, review or attest services to be provided by the independent auditors and (b) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act and applicable rules thereunder, and, in connection therewith, to approve all fees and other terms of engagement. The Audit Committee shall also discuss disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act with respect to non-audit services.

3. Review on an annual basis the performance of the independent auditors, including the lead audit partner.

4. Ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1, discuss with the independent auditors any relationships, compensation arrangements or services that may impact the objectivity and independence of the independent auditors and satisfy itself as to the independent auditors’ independence.

5. At least annually, obtain and review a report by the independent auditors describing (i) the independent auditors’ internal quality control procedures, (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

6. Confirm that the audit team composition meets the rotation requirements under applicable independence standards.

7. Review all reports, correspondence and other communications required to be submitted by the independent auditors to the Audit Committee under Section 10A of the Securities Exchange Act or any other applicable rules and regulations, including reviewing any report from the independent auditors regarding its consent to be included in a registration statement to be filed by the Company.

8. Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the independent auditors.

With respect to the annual financial statements:

9. Discuss with management, the internal audit group and the independent auditors the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

10. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

11. Recommend to the Board, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

12. Prepare the report required by the SEC to be included in the Company’s annual proxy statement, or, if the Company does not file a proxy statement, in the Company’s annual report filed with Form 10-K with the SEC, and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

With respect to quarterly financial statements:

13. Discuss with management, the internal audit group and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Annual reviews:

14. Discuss with management and the independent auditors major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles. Review and discuss analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on financial statements.

Periodic reviews:

15. Periodically review separately with each of management and the independent auditors and the internal audit group (a) any significant disagreement between management and the independent auditors or the internal audit group in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each.

16. Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

17. Periodically discuss, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, management or the internal audit group. Review with the independent auditors, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

18. Periodically discuss with management, the internal audit group, the independent auditors and the Company’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules.

Discussions with management:

19. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be conducted generally (i.e., discussion of the types of information to be disclosed and the types of presentations to be made).

20. Discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

21. Discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

With respect to the internal audit function and internal controls:

22. Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the internal audit group and discuss the responsibilities, budget and staffing needs of the internal audit group.

23. Review and approve the appointment and replacement of the head of the Company’s internal audit function.

24. Review on an annual basis the performance of the Company’s internal audit group.

25. In consultation with the independent auditors and the internal audit group, review the adequacy of the Company’s internal control structure and procedures designed to insure compliance with laws and regulations, and any special audit steps adopted in light of material control deficiencies.

26. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding the questionable accounting or auditing matters.

27. Review (i) any internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting and (ii) any independent auditors’ attestation, and report, on the assessment made by management.

                  Other:

28. Maintain knowledge of and familiarity with the laws governing the reporting and disclosure practices of the Company, and regularly review the adequacy of such practices.

29. Review the Company’s practices in connection with security of its physical assets and its data.

30. Review and approve all related-party transactions.

31. Review and approve (a) any change or waiver in the Company’s code of ethics for the chief executive officer and senior financial officers and (b) any public disclosure regarding such change or waiver.

32. Set clear hiring policies addressing the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account. Such policy will provide at a minimum for compliance with applicable independence requirements.

33. Review and reassess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Audit Committee.

34. Review its own performance annually.

35. Report regularly to the Board.

36. Assist with the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit group.

37. Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V.	Resources

      The Audit Committee shall have the authority to retain independent legal, accounting and other advisors, as it deems necessary to carry out its duties. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

      The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any independent legal, accounting and other advisors retained to advise the Audit Committee.

VI.	Disclosure of Charter

      This Charter shall be made available on the Company’s website at www.spectrasite.com.

SPECTRASITE, INC.

Proxy Solicited on Behalf of the Board

For Annual Meeting of Stockholders to be Held on May 25, 2004

     The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders of SpectraSite, Inc. (the “Company”) to be held at the Company’s principal executive offices at 400 Regency Forest Drive, Cary, North Carolina 27511 on May 25, 2004 at 10:00 a.m., EST. The undersigned hereby appoints Stephen H. Clark and David P. Tomick as proxies with full power of substitution to vote all shares of common stock of the Company of record in the name of the undersigned at the close of business on April 16, 2004 at the Annual Meeting or at any postponements or adjournments, hereby revoking all former proxies.

     The Board of Directors recommends a vote “FOR” the Directors listed in Proposal 1 and a vote of “FOR” with respect to Proposal 2.

     IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS 1 AND 2 IN ACCORDANCE WITH THE SPECIFICATION MADE AND “FOR” SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

☐ Please mark vote in box in the following manner using dark ink only.

1.	To elect four directors to the Company’s Board of Directors to serve until the Company’s next annual meeting of stockholders or until their successors are duly elected and qualified.

☐ FOR	☐ WITHHELD FROM NOMINEE NOTED BELOW

Nominees:	01-Stephen H. Clark,	02-Paul M. Albert, Jr.,	03-Robert Katz,	04-Richard Masson

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

(Continued on reverse side)

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the year ending December 31, 2004.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon any other matters coming before the meeting.

Dated:	, 2004

Signature(s)

Signature(s)

Please sign name(s), exactly as shown above. When signing as executor, administrator or guardian, give full title as such. When shares have been issued in the names of two or more persons, all should sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.